UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2019

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36401	39-1975614
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7035 South High Tech Drive Midvale, Utah	84047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (801) 566-6681

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.01 par value	SPWH	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act: ☒

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 8.01. Other Events.

On October 11, 2019 (the “Closing Date”), Sportsman’s Warehouse Holdings, Inc. (the “Company”) closed its previously announced acquisition of the cash, inventory, furniture, fixtures, and equipment, and certain other assets related to eight Field & Stream stores operated by DICK’s Sporting Goods, Inc. (“DICK’s”).

Also on the Closing Date, Sportsman’s Warehouse, Inc. (“SWI”), a wholly owned subsidiary of the Company, drew $19.8 million on its senior secured revolving credit facility (“Revolving Line of Credit”) under the Company’s Amended and Restated Credit Agreement, dated May 23, 2019, between SWI, as borrower, and Wells Fargo Bank, National Association (“Wells Fargo”) to fund the portion of the purchase price due to Dick’s on the Closing Date. The remaining approximately $9 million of consideration owed to Dick’s in connection with the acquisition is due in January 2020. The terms of the Revolving Facility are disclosed in Item 2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended August 3, 2019 filed with the Securities and Exchange Commission on August 30, 2019. As of the Closing Date, the Company had approximately $138 outstanding under its Revolving Line of Credit and approximately $75 million available for borrowing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

By:	/s/ Robert K. Julian
Name:	Robert K. Julian
Title:	Secretary and Chief Financial Officer

Date: October 17, 2019